CAMPBELL GLOBAL TREND FUND, L.P.
MONTHLY REPORT - JULY 2012

STATEMENT OF CHANGES IN NET ASSET VALUE

Partners' Capital - Class A

Net Asset Value (7,987.961 units) at June 30, 2012	$8,854,456
Additions of 7.386 units on July 31, 2012	8,543
Redemptions of (0.000) units on July 31, 2012	0
Offering Costs	(3,896)
Net Income (Loss) - July 2012	389,051

Net Asset Value (7,995.347 units) at July 31, 2012	$9,248,154

Net Asset Value per Unit at July 31, 2012	$1,156.69

Partners' Capital - Class B

Net Asset Value (344.579 units) at June 30, 2012	$328,621
Additions of 26.927 units on July 31, 2012	27,003
Redemptions of (0.000) units on July 31, 2012	-
Offering Costs	(144)
Net Income (Loss) - July 2012	17,073

Net Asset Value (371.506 units) at July 31, 2012	$372,553

Net Asset Value per Unit at July 31, 2012	$1,002.82

Partners' Capital - Class C

Net Asset Value (8,480.783 units) at June 30, 2012	$9,721,791
Additions of 33.451 units on July 31, 2012	40,007
Redemptions of (0.000) units on July 31, 2012	0
Offering Costs	(4,278)
Net Income (Loss) - July 2012	425,283

Net Asset Value (8,514.234 units) at July 31, 2012	$10,182,803

Net Asset Value per Unit at July 31, 2012	$1,195.97

Partners' Capital - Class D

Net Asset Value (755.303 units) at June 30, 2012	$740,908
Additions of 0.000 units on July 31, 2012	0
Redemptions of (25.242) units on July 31, 2012	(25,926)
Offering Costs	(326)
Net Income (Loss) - July 2012	35,172

Net Asset Value (730.061 units) at July 31, 2012	$749,828

Net Asset Value per Unit at July 31, 2012	$1,027.08

STATEMENT OF INCOME (LOSS)

Income:
Gains (losses) on futures contracts:
Realized	$39,691
Change in unrealized	798,913

Gains (losses) on forward contracts:
Realized	0
Change in unrealized	273,511
Intrest Income (Loss)	1,853
Total income	1,113,968

Expenses:
Management fee	34,574
Performance fee	178,653
Sales and brokerage fee	25,976
Operating expenses	8,186
Total Expenses	247,389
Net Income (Loss) - July 2012	$866,579

FUND STATISTICS

Partners' Capital - Class A

Net Asset Value per Unit on July 31, 2012	$1,156.69
Net Asset Value per Unit on June 30, 2012	$1,108.48
Unit Value Monthly Gain (Loss) %	4.35%
Fund 2012 calendar YTD Gain (Loss) %	5.49%

Partners' Capital - Class B

Net Asset Value per Unit on July 31, 2012	$1,002.82
Net Asset Value per Unit on June 30, 2012	$953.69
Unit Value Monthly Gain (Loss) %	5.15%
Fund 2012 calendar YTD Gain (Loss) %	6.40%

Partners' Capital - Class C

Net Asset Value per Unit on July 31, 2012	$1,195.97
Net Asset Value per Unit on June 30, 2012	$1,146.33
Unit Value Monthly Gain (Loss) %	4.33%
Fund 2012 calendar YTD Gain (Loss) %	6.07%

Partners' Capital - Class D

Net Asset Value per Unit on July 31, 2012	$1,027.08
Net Asset Value per Unit on June 30, 2012	$980.94
Unit Value Monthly Gain (Loss) %	4.70%
Fund 2012 calendar YTD Gain (Loss) %	6.99%

To the best of my knowledge and belief, the information contained herein is accurate and complete.

/s/ Stephen C. Roussin
Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.

Prepared without audit

Dear Investor,

The Fund’s strategies recorded significant gains in three of the four sectors traded in July.  Fixed income markets continued to extend the upward price trend while additional opportunities emerged in commodities and foreign exchange markets.  Equity indices trading finished the month relatively flat.

During the month of July, the Fund’s trend following strategies recorded gains in the fixed income markets from a long position in global government bond futures.  Weaker than expected global economic data and heightened expectations for central bank action pushed prices higher.  Markets were pricing in central bank accommodation from the U.S. Fed, the ECB, and the PBOC at month end.

Additional gains were recorded in the commodity markets from long positions in corn, wheat and soybeans as hot, dry weather in the U.S. Mid-West sent the grain markets soaring to all-time highs.  The Fund was long the complex coming into the month and was able to take advantage of the surging prices brought on by the severe drought conditions.

In foreign exchange markets, the Fund’s long position in the U.S. Dollar vs. the Swiss Franc and the Euro Currency was profitable in July.  The Euro made a 25 month low at 1.2043 after the ECB cut both the refinancing and the deposit rate in response to the ongoing crisis. The Swiss Franc also weakened as the Swiss National Bank continued to defend the 1.2000 EUR/CHF floor.

July’s profits begin the third quarter of 2012 on a positive note, reversing the volatile market moves after the E.U. Summit in June and extending the positive performance this year.

Please do not hesitate to call us if you have any questions.
Sincerely,

Stephen C. Roussin
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.